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                                                                  Exhibit 99

LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

Andrea Electronics Corporation
45 Melville Park Road
Melville, New York 11747

March 28, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549-0408

Ladies and Gentlemen:


Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Andrea Electronics Corporation has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001, audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,


Andrea Electronics Corporation

/s/ Richard A. Maue
-------------------
Richard A. Maue

Executive Vice President and Chief Financial and Accounting Officer